Exhibit 10.43

August 31, 2010

Ronald W. Johnston

Dear Ron,

This letter serves as an amendment to your employment agreement with Tier Technologies, Inc. dated July 1, 2008 (the "Employment Agreement”). As of the date you execute this amendment, you hereby agree to amend the Employment Agreement as follows:

1.    Delete the first sentence of Section 2, Term of Employment, and replace with the following:

       "The Company hereby continues to employ the Executive, and the Executive hereby accepts such continued employment, for the period commencing on the Effective Date and ending on August 16, 2013, subject to earlier termination of the Term of Employment in accordance with the terms of this Agreement."

2.    Revise the first sentence of Section 11(c) as follows: (i) replace "thirtieth (30th)" with "sixtieth (60th)" and (ii) insert at the end of the sentence “, which release must become effective and irrevocable no later than the sixtieth (60th) calendar day following the date of termination."

Except as modified herein, all other terms and conditions of the Employment Agreement remain in full force and effect, including but not limited to your obligations under the Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement that you signed for the benefit of the Company.

11130 Sunrise Valley Blvd. • Suite 300 • Reston, VA 20191 • Ph: 571-382-1000 • Fax: 571-382-1384

www.tier.com

This amendment and the Employment Agreement contain the entire understanding and agreement between the parties concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, with respect thereto.  This amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (without reference to the conflict of laws provisions thereof).  This amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.

For and on behalf of
Tier Technologies, Inc.

/s/ Charles W. Berger
Charles W. Berger
Director

I have read the above amendment to the Employment Agreement, and I voluntarily accept the terms and conditions set forth above.

/s/ Ronald W. Johnston	August 31, 2010
Ronald W. Johnston	Date